EXHIBIT 4.3

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     This Amendment No. 1 dated June 29, 1998 hereby amends the Rights Agreement dated as of October 13, 1995 (the "Agreement"), between Arch Communications Group, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a national banking association, as Rights Agent (the "Rights Agent").

                              W I T N E S S E T H:

     WHEREAS, no Person has become an Acquiring Person as such terms are defined in the Agreement; and

     WHEREAS, the Company has directed the Rights Agent to enter into this Amendment No. 1 pursuant to Section 27 of the Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:

1. Section 1(a) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

          (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any such Person who becomes the beneficial owner of 15% or more of the shares of Common
          Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing 1% or more of the shares of Common Stock then outstanding or
          (v) an Exempted Person. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of

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          this paragraph (a), has become such inadvertently,  and such
          Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall again become an "Acquiring Person."

2. Section 1 of the Agreement is hereby further amended by adding new paragraph (ii) at the end thereof, as follows:

          (ii) "Exempted Person" shall mean Sandler Capital Partners IV, L.P. and Sandler Capital Partners IV FTE, L.P. (collectively, "Sandler"), unless and until such time as Sandler, together with its Affiliates, directly or indirectly, becomes the Beneficial Owner of more than 24.9% of the Common Stock then outstanding (or such greater percentage as may result solely from the acquisition of shares of the Company's Series C Convertible Preferred Stock or shares of Common Stock issued to effect the payment of dividends, conversion or redemption thereof), in which event Sandler immediately shall cease to be an Exempted Person.

3. Section 11(a)(ii) of the Agreement is hereby deleted and the following substituted in lieu thereof:

          (a)(ii) Subject to Section 24 of this Agreement, in the event that any Person shall become an Acquiring Person, unless the event causing the 15% threshold (or, in the case of an Exempted Person, the 22% threshold) to be crossed is a transaction set forth in Section 13(a) hereof, or is a Permitted Offer, then, promptly following the first occurrence of such event, proper provisions shall be made so that each holder of a Right (except as provided below and in
          Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a  number  of one  one-  thousandths  of a share  of
          Preferred Stock, such number of shares of Common Stock of the Company that equals the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase

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          Price"  for  each  Right  and  for  all   purposes  of  this
          Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such occurrence (such number of shares, the "Adjustment Shares").


     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested as of the day and year first written above.

                                           ARCH COMMUNICATIONS GROUP, INC.
Attest:


     /S/ J. ROY POTTLE                    By:    /S/ C. E. BAKER, JR.
Name:    J. Roy Pottle                       Name:   C.E. Baker, Jr.
Title:   Executive Vice President            Title:  Chairman of the Board
         and Chief Financial Officer                 and Chief Executive Officer

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                                            THE BANK OF NEW YORK
Attest:


        /S/ ROBERT DIETZ                  By:    /S/ KAROL MANTZ
Name:     Robert Dietz                       Name:   Karol Mantz
Title:    Vice President                     Title:  Vice President

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